Exhibit 99.1
Strong operational results and continued progress toward Ziggo Group spin-off in 2027
Denver, Colorado: July 24, 2026 - Liberty Global Ltd. announces its Q2 2026 financial results.

CEO Mike Fries stated, “In the second quarter, we continued to execute against our strategic priorities including taking key steps towards unlocking value for shareholders through the planned Ziggo Group spin-off as early as mid-2027:

•Liberty Telecom: Our Telecom operations continued to focus on driving commercial momentum and investing in the future-proofing of our infrastructure. In the Benelux, VodafoneZiggo delivered positive broadband net adds with the best quarterly performance in six years driven by continued execution of the How We Win plan, while Telenet delivered the fifth consecutive quarter of positive broadband net adds, supported by strong cross-sell campaigns and sales execution. In the UK, broadband and postpaid trading performance improved year-over-year at Virgin Media O2, while the full fiber network expansion hit a milestone 9 million1 premises. Virgin Media Ireland delivered positive postpaid mobile net adds for the sixth consecutive quarter and positive total broadband net adds2, supported by strong wholesale performance.

•Ziggo Group spin-off: During Q2 we made significant progress against the key steps ahead of the Ziggo Group spin-off in 2027, including the announcement of Ziggo Group management in June. In Belgium, we received approval from the Belgian Competition Authority for the fiber sharing agreement with Proximus, enabling a full separation of the capital structures at Telenet and Wyre. In the Netherlands, we remain on-track to close the acquisition of Vodafone's 50% stake in Vodafone Ziggo by the end of July, with all approvals met to close.

•Liberty Growth: In the second quarter, we completed the full exit of our remaining stake in EdgeConneX for total proceeds of $604m representing >30% IRR on our investment and bringing our year-to-date disposals to ~$900m. The portfolio remains concentrated, with the top five investments comprising over 50% of the $2.9 billion3 FMV. We are continuing to focus on areas where we see conviction in our right-to-play, with strong structural tailwinds and a clear path to value monetization over time.

•Liberty Global: Year-to-date we have achieved ~$1.2 billion in asset monetizations, including Growth portfolio disposals of ~$900m and a ~$340m asset-backed loan secured by a portion of our Wyre stake. As a result, we are upgrading our year-end corporate cash target from ~$1.5 billion to ~$2.0 billion4. We remain focused on disciplined capital allocation and rotation, while continuing to execute our strategy and return value directly to shareholders."

Key Summary of Operating and Financial Highlights5,6

	Three months ended June 30,		Increase/(decrease)		Six months ended June 30,		Increase/(decrease)
	2026	2025	Reported %	Rebased %[7]	2026	2025	Reported %	Rebased %[7]
	in millions, except % amounts

Revenue
Telenet	$753.1	$785.1	(4.1)	(1.0)	$1,512.5	$1,528.3	(1.0)	(0.7)
Wyre	197.8	195.0	1.4	(1.0)	396.7	375.8	5.6	(1.0)
VM Ireland	122.4	122.8	(0.3)	(2.7)	249.4	238.6	4.5	(2.0)
Consolidated Liberty Telecom	1,073.3	1,102.9	(2.7)		2,158.6	2,142.7	0.7
Liberty Growth	110.8	163.8	(32.4)	(27.9)	288.4	291.1	(0.9)	(0.6)
Liberty Corporate	232.7	223.7	4.0	(3.7)	471.9	431.1	9.5	(3.5)
Consolidated intercompany eliminations	(244.8)	(221.3)	N.M.	N.M.	(472.3)	(424.6)	N.M.	N.M.
Total consolidated	$1,172.0	$1,269.1	(7.7)	(6.0)	$2,446.6	$2,440.3	0.3	(1.5)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$3,220.3	$3,373.5	(4.5)	(7.9)	$6,442.7	$6,499.8	(0.9)	(7.2)
VodafoneZiggo JV	$1,133.7	$1,123.3	0.9	(1.5)	$2,282.2	$2,175.3	4.9	(1.7)

Net earnings (loss)
Liberty Global Consolidated	$(357.8)	$(2,773.8)	87.1		$0.4	$(4,097.1)	100.0
Liberty Growth	$(59.5)	$(36.7)	(62.1)		$(99.3)	$(50.5)	(96.6)
Liberty Corporate	$(274.1)	$(2,700.5)	89.9		$88.7	$(4,106.6)	102.2

Adjusted EBITDA
Telenet	$197.0	$185.1	6.4	4.8	$380.9	$340.9	11.7	6.7
Wyre	141.6	152.9	(7.4)	(9.4)	295.9	298.7	(0.9)	(7.0)
VM Ireland	40.4	41.4	(2.4)	(4.7)	78.8	78.6	0.3	(5.8)
Consolidated Liberty Telecom	379.0	379.4	(0.1)		755.6	718.2	5.2
Liberty Growth	(25.7)	(13.3)	(93.2)	9.1	(23.7)	(3.0)	(690.0)	31.3
Liberty Corporate	(18.0)	(20.8)	13.5	N.M.	(20.3)	(35.3)	42.5	N.M.
Consolidated intercompany eliminations	(10.4)	(10.0)	N.M.	N.M.	(20.2)	(20.0)	N.M.	N.M.
Total consolidated	$324.9	$335.3	(3.1)	(4.2)	$691.4	$659.9	4.8	(1.3)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$1,180.3	$1,172.3	0.7	(2.2)	$2,272.1	$2,245.7	1.2	(4.6)
VodafoneZiggo JV	$470.1	$496.7	(5.4)	(7.6)	$952.1	$959.8	(0.8)	(7.0)

	Subscriber Variance Table — June 30, 2026 vs. March 31, 2026
	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers

Organic Change Summary

Consolidated Reportable Segments:
Telenet	(14,000)	6,100	(53,200)	2,200
VM Ireland	(5,900)	(5,000)	(13,500)	3,000
Total Consolidated Reportable Segments	(19,900)	1,100	(66,700)	5,200

Q2 2026 Consolidated Reportable Segments Adjustments:
Telenet	—	—	—	2,400

Nonconsolidated Reportable Segments:
VMO2 JV	(29,900)	(28,200)	(208,200)	(63,000)
VodafoneZiggo JV(i)	1,700	7,200	(26,700)	31,700
_______________
(i)Organic movements for the periods presented exclude certain B2B customers and subscribers for fixed line counts and include voice-only connections for mobile counts.

Virgin Media O2 reaches 9 million1 full-fiber premises with continued focus on network investment and quality
In Q2 2026, VMO2 delivered improved postpaid net adds for the second consecutive quarter, driven by successful commercial initiatives and wholesale growth. VMO2 also announced the agreement of a new MVNO partnership with Monzo, expanding its market leading reach in wholesale mobile. Despite the ongoing competitive intensity in the broadband market, VMO2 delivered a year-over-year improvement in broadband and postpaid mobile net adds performance, and continued to focus on upgrading the network, with full-fiber now reaching 9 million premises. VMO2 remains on track for all full-year guidance8.
Highlights for Q2
•Fixed network investment: Full-fiber footprint reached a milestone 9 million premises including the nexfibre network, and gigabit speeds available across all 18.8 million serviceable homes
•New MVNO partnership: Agreed a new partnership with Monzo, underpinning VMO2's market leading position as an MVNO provider and expanding its reach in wholesale mobile
•Commercial initiatives: VMO2 expanded the O2 Satellite offering to iPhone users, bringing direct-to-device satellite connectivity to millions in the UK
Q2 Financial Highlights (in U.S. GAAP, as reported by Liberty Global)9
•Revenue of $3,220.3 million, -4.5% YoY on a reported basis and -7.9% YoY on a rebased7 basis
◦Primarily driven by (i) the expected reduction in nexfibre construction revenue, (ii) lower consumer fixed and moderately lower consumer mobile revenue and (iii) lower business revenue as O2 Business streamlines the product portfolio, partially offset by growth in wholesale service revenue supported by MVNO momentum
•Adjusted EBITDA10 of $1,180.3 million, +0.7% YoY on a reported basis and -2.2% on a rebased basis
◦Primarily driven by lower total service revenue, partially offset by (i) cost efficiency programs, (ii) a decrease in bad debt and (iii) reduced sales commissions due to a change in the amortization period
•Property and equipment additions of $573.8 million, -14.7% YoY on a reported basis and -15.7% on a rebased basis
•Adjusted EBITDA less P&E additions10 of $606.5 million, +21.4% YoY on a reported basis and +15.2% on a rebased basis
•Cash flows from operating activities of $843.6 million, cash flows from investing activities of -$311.2 million and cash flows from financing activities of -$337.7 million
Q2 Financial Highlights (in IFRS, as guided to and aligned with bondholder covenants)11
•Revenue of £2,398.9 million, -5.1% YoY on a reported basis and -7.9% on a rebased basis, adjusted for the Daisy Transaction
•Total service revenue was £2,042.8 million, -1.5% YoY on a reported basis and -3.9% on a rebased basis, adjusted for the Daisy Transaction

•Adjusted EBITDA of £975.2 million, -0.9% YoY on a reported basis and -2.9% on a rebased basis, adjusted for the Daisy Transaction
◦Q2 2026 included the benefit of £96.1 million of U.S. GAAP/IFRS differences, primarily related to (i) the VMO2 JV's investment in CTIL and (ii) leases
•The drivers of these IFRS changes are largely consistent with those under U.S. GAAP, as detailed above
Q2 Operating Highlights
•Consumer broadband net losses of 28,200, improving year-over-year despite sustained competitive intensity
•Postpaid net losses of 63,000, reflecting competitive pressure in the consumer and business segments
•Fixed ARPU declined by 4.6% YoY, reflecting promotional activity in the market and an accounting headwind related to the move to pounds-and-pence indexation
2026 VMO2 guidance (in IFRS)(i)
We are confirming8:
•Revenue: Total service revenue decline of 3 to 5% year-over-year, adjusted for the Daisy Transaction
•Adj. EBITDA: Adjusted EBITDA decline of 3 to 5% year-over-year, adjusted for the Daisy Transaction
•P&E additions: £2.0-£2.2B
•Adj. FCF: Around £200m12
•Cash distributions to shareholders: Around £200m

(i) Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for Adjusted EBITDA, Adjusted EBITDAaL and Adjusted FCF guidance for Liberty Global and each of its OpCos cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including: the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

VodafoneZiggo delivers positive broadband net adds in the quarter with best broadband performance in over 6 years
Q2 2026 results marked an important milestone for VodafoneZiggo, with a return to positive broadband net adds while maintaining ARPU, its best performance in over six years. Postpaid mobile recorded its strongest net add performance since 2023, reflecting the success of commercial initiatives and the 'How We Win Plan' implemented in March 2025. Revenue trends improved sequentially, while Adj. EBITDA continued to be impacted by investments in network resilience and service reliability. VodafoneZiggo remains on track for all full-year guidance.
Highlights for Q2
•Operational turnaround on track: Broadband net adds returned to positive, marking the fifth consecutive quarter of improvement since the implementation of the 'How We Win Plan'
•Further commercial initiatives: Commercial momentum continues to be supported by a range of new propositions, including the launch of the FMC One offering, Ziggo’s “The Everything Network” campaigns, the inclusion of ESPN within standard TV packages, new SME ICT, and the rollout of fixed on the hollandsnieuwe brand
•Network development: HFC upgrade on track with plan including upcoming 4 and 8 Gbps
Q2 Financial Highlights (in U.S. GAAP)
•Revenue of $1,133.7 million, +0.9% YoY on a reported basis and -1.5% on a rebased basis
◦Primarily driven by lower fixed base and B2B mobile, though sequentially improving
•Adjusted EBITDA of $470.1 million, -5.4% YoY on a reported basis and -7.6% on a rebased basis
◦Primarily driven by (i) the aforementioned revenue decline, (ii) investment in network resilience and service reliability, (iii) higher programming costs, and (iv) increased marketing spend, partially offset by lower labor costs and counter inflationary pressure initiatives
•Cash flows from operating activities of $243.9 million, cash flows from investing activities of -$168.2 million and cash flows from financing activities of -$144.1 million
Q2 Financial Highlights (in U.S. GAAP) in local currency
•Revenue of €975.0 million, -1.5% YoY on both a reported and rebased basis
•Adjusted EBITDA of €404.5 million, -7.6% YoY on both a reported and rebased basis
Q2 Operating Highlights
•Broadband net adds of 7,200 due to the success of commercial initiatives driving strong B2C performance and delivering the best result in over 6 years
•Postpaid net adds of 31,700 driven by strength in B2C, softened partially by the loss of some B2B contracts
•Fixed ARPU remains stable at +0.6% YoY despite new frontbook pricing and ongoing recontracting

2026 VodafoneZiggo guidance (in U.S. GAAP)
We are confirming:
•Revenue: Stable to low-single digit decline
•Adj. EBITDA: Mid- to high-single digit decline
•P&E additions to revenue: 23-25%
•Adj. FCF: Around €100 million12
•Cash distributions to shareholders: No Distributions13

Telenet delivered continued strong commercial performance in broadband, driven by successful new converged offers
Telenet's Q2 2026 results saw continued strong commercial momentum with net adds across broadband and postpaid supported by the successful revamp of its 'Go Yellow' portfolio. Telenet concluded a new agreement with DAZN for the domestic Jupiler pro league to return to Play Sports as of the 2026-2027 season. During the quarter, Telenet benefitted from the annual price indexation and Adj. EBITDA growth remained strong in part driven by the Wyre MSA reset. Telenet remains on track for all full-year guidance (under IFRS).
Highlights for Q2
•Commercial momentum: Launched new modular mix-and-match (Go Yellow) bundles across all segments with targeted promotions at launch; positioning convergence as the key driver of growth
•Dual-brand strategy execution: Continued growth in the value segment through BASE, complemented by Telenet’s premium FMC offering, enabling capture across the addressable market
•Mobile network: Remaining on-track to complete 5G upgrade mid-2026
Q2 Financial Highlights (in U.S. GAAP, as consolidated by Liberty Global)
•Revenue of $753.1 million, -4.1% YoY on a reported basis and -1.0% on a rebased basis
◦Primarily due (i) to a one-off revenue adjustment ($13m) linked to a VAT copyright dispute, (ii) lower fixed telephony and (iii) lower subscriber revenue relating to the strategic non-renewal of the Belgian football rights, partially offset by higher revenue from the arms-length Wyre MSA reset, introduced in May and backdated to January 2026, reflecting additional services provided and revised accounting treatment
•Adjusted EBITDA of $197.0 million, +6.4% YoY on a reported basis and +4.8% on a rebased basis
•Adjusted EBITDAaL of $197.4 million, +6.6% YoY on a reported basis and +4.8% on a rebased basis
◦Primarily driven by (i) the Wyre MSA flowthrough impact, (ii) lower wholesale fees due to the new Wyre pricing model and (iii) lower programming costs in relation to the exit from the the JPL broadcasting contract with DAZN, partially offset by one-off adjustment linked to VAT copyright dispute ($13m)
•Property and equipment additions of $118.4 million, -14.0% YoY on a reported basis and -15.9% on a rebased basis, reflecting lower capital intensity in line with Telenet's full year outlook
•Adjusted EBITDA less P&E Additions of $78.6 million, +65.5% YoY on a reported basis and +66.8% on a rebased basis
•Cash flows from operating activities of $126.0 million, cash flows from investing activities of -$131.7 million and cash flows from financing activities of -$80.0 million
•Adjusted FCF of $17.7 million
Q2 Financial Highlights (in IFRS)11
•Revenue of €659.0 million, -4.8% YoY on a reported basis and +0.7% YoY on a rebased basis
•Adjusted EBITDA of €225.7 million, +9.2% YoY on a reported basis and +10.4% YoY on a rebased basis

◦Q2 2025 included a €56.3 million difference between U.S. GAAP and IFRS, including the differing treatment of the VAT copyright dispute which did not have an impact under IFRS
•Adjusted EBITDAaL of €207.1 million, +10.1% YoY on a reported basis and +11.4% on a rebased basis
•Property and equipment additions (including ROU assets) of €112.4 million, -21.7% YoY on a reported basis and -21.8% on a rebased basis
•Adjusted EBITDA less P&E Additions (including ROU assets) of €113.3 million, +79.8% on a reported basis and + 86.7% on a rebased basis
•Adjusted FCF of €16.1 million
•The drivers of these IFRS changes are largely consistent with those under U.S. GAAP, as detailed above
Q2 Operating Highlights
•Broadband net adds of 6,100 driven by the impact of new commercial initiatives as outlined above and continued cross-selling on the BASE brand
•Postpaid net adds of 2,200 supported by the new pricing and promotional strategies, more than offsetting impacts from the heightened competitive pressure
•Fixed ARPU broadly stable at -0.5% YoY14 impacted primarily by the removal of the football broadcasting from bundles and negative mix impact due to the higher BASE share, partially offset by price increases at Telenet and cross-selling impacts
2026 Telenet guidance (in IFRS and excluding Wyre)15
We are confirming:
•Revenue growth: Stable
•Adj. EBITDAaL: Low-single digit growth
•P&E additions to revenue: Around 20%
•Adj. FCF: Return to positive Adj. FCF of around €20m

Wyre and Proximus fiber sharing agreement obtains regulatory approval, advancing the next phase of Wyre's network strategy
The Belgian Competition Authority (BCA) has approved the gigabit-network collaboration in Flanders between Wyre, Telenet, Proximus and Fiberklaar. This approval marks a key milestone in establishing one network amongst the cooperating parties, with reciprocal wholesale access, across a significant part of the region. Operationally, Wyre remains on track to meet its medium-term rollout targets and focused on efficiently deploying high-speed gigabit networks.
Highlights for Q2
•Formal separation of Wyre and Telenet capital structures: Following approval of the fiber sharing agreement by the BCA, the capital structures of Wyre and Telenet will be formally separated, including the repayment of all outstanding shareholder loans between Wyre and its shareholders, Telenet and Fluvius
•Fiber network rollout: Wyre continued to ramp up fiber deployment during the quarter driving higher capex, in line with its medium-term rollout targets
•New MSA agreement with Telenet: In place from May covering core services required by Wyre including future migration path
Q2 Financial Highlights (in U.S. GAAP, as consolidated by Liberty Global)
•Revenue of $197.8 million, +1.4% YoY on a reported basis and -1.0% on a rebased basis
◦Primarily driven by the new wholesale pricing model introduced in Q4 2025, partially offset by higher usage related revenue
•Adjusted EBITDA of $141.6 million, -7.4% YoY on a reported basis and -9.4% on a rebased basis
•Adjusted EBITDAaL of $138.7 million, -9.0% on a reported basis and -11.0% on a rebased basis
◦Primarily driven by (i) higher costs under the arms-length reset of the Telenet MSA, introduced in May and backdated to January 2026, reflecting additional services provided by Telenet and revised accounting treatment, and (ii) higher labor costs to support organizational growth
•Property and equipment additions of $216.9 million, +64.7% YoY on a reported basis and +60.8% on a rebased basis
•Cash flows from operating activities of $142.4 million, cash flows from investing activities of -$201.3 million and cash flows from financing activities of $59.8 million
•Adjusted FCF of -$59.8 million
Q2 Financial Highlights (in IFRS)11
•Revenue of €170.1 million, -1.0% YoY on both a reported and rebased basis
•Adjusted EBITDA of €122.7 million, -9.0% YoY on both a reported and rebased basis
•Adjusted EBITDAaL of €119.3 million, -11.0% YoY on both a reported and rebased basis
•Property and equipment additions (including ROU assets) of €191.8 million, +64.1% YoY on a reported basis and rebased basis
•The drivers of these IFRS changes are largely consistent with those under U.S. GAAP, as detailed above

Virgin Media Ireland delivers growth in its customer base and continues to execute on fiber rollout program
Virgin Media Ireland delivered positive total net adds2 across fixed, wholesale and postpaid during the second quarter, improving year-over-year. Strength in wholesale helped to offset the sustained competitive intensity in the retail market, while postpaid benefitted further from the success of promotional offers. Virgin Media Ireland continued to execute on its network strategy, rolling out fiber in line with the plan and gaining recognition for broadband speed leadership.
Highlights for Q2
•Leading broadband quality: Virgin Media Ireland’s network leadership was recognised during the quarter, ranking as the number one provider in Ireland's Internet Speed Test at 300Mbps
•Wholesale strategy succeeding: Consistent execution underpinning resilience amid intense retail competition
•Fiber rollout on-track to substantially complete in 2026 with ~40k additional connections built in the quarter
Q2 Financial Highlights (in U.S. GAAP)
•Revenue of $122.4 million, -0.3% YoY on a reported basis and -2.7% on a rebased basis
◦Primarily driven by lower consumer fixed revenue, reflecting continued pressure on the customer base despite recent ARPU improvements, as well as lower mobile and VMTV revenue
•Adjusted EBITDA of $40.4 million, -2.4% YoY on a reported basis and -4.7% on a rebased basis
◦Primarily driven by (i) lower revenue, (ii) timing impact of energy costs, and (iii) bonus payments, and (iv) a limited addition to bad debt provisions, partially offset by cost discipline initiatives
•Cash flows from operating activities of $44.6 million, cash flows from investing activities of -$45.8 million and cash flows from financing activities of nil
Q2 Financial Highlights (in U.S. GAAP) in local currency
•Revenue of €105.3 million, -2.7% YoY on both a reported and rebased basis
•Adjusted EBITDA of €34.8 million, -4.7% YoY on both a reported and rebased basis
Q2 Operating Highlights
•Broadband net losses of 5,000 impacted by continuing market competition
•Postpaid net adds of 3,000 marked the sixth consecutive quarter of customer base growth, driven by earlier commercial initiatives and effective retention strategies
•Wholesale broadband net adds of 7,200 driven by strong execution of wholesale strategy

Consolidated Leverage & Liquidity
•Total principal amount of debt and finance leases: $8.4 billion
•Average debt tenor16: 2.6 years, with ~39% not due until 2029 or thereafter
•Borrowing costs: Blended, fully-swapped cost of debt was 3.8%

The following table(i) details the U.S. dollar equivalents of our liquidity17 position at June 30, 2026, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash	Unused
	and Cash	Borrowing	Total
	Equivalents	Capacity(ii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$1,610.1	$—	$1,610.1
Telenet	789.8	713.4	1,503.2
VM Ireland	18.7	114.1	132.8
Total	$2,418.6	$827.5	$3,246.1
_______________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Our aggregate unused borrowing capacity of $0.8 billion18 represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

The following table(i) details the June 30, 2026 U.S. dollar equivalents of the (i) outstanding principal amounts of our debt and finance lease obligations, (ii) expected principal-related derivative cash payments or receipts and (iii) swapped principal amounts of our debt and finance lease obligations:

		Finance	Total Debt	Principal Related	Swapped Debt
		Lease	& Finance Lease	Derivative	& Finance Lease
	Debt	Obligations	Obligations	Cash Payments	Obligations
	in millions

Telenet	$7,158.0	$1.2	$7,159.2	$42.9	$7,202.1
VM Ireland	1,027.3	—	1,027.3	—	1,027.3
Other	157.8	27.4	185.2	—	185.2
Total	$8,343.1	$28.6	$8,371.7	$42.9	$8,414.6
_______________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

Liberty Global Consolidated Q2 Cash Flows

	Three months ended June 30,		Increase/(decrease)	Six months ended June 30,		Increase/(decrease)
	2026	2025	Reported %	2026	2025	Reported %
	$ in millions, except % amounts

Liberty Global Consolidated Cash Flows:
Net cash provided by operating activities	230.9	149.2	54.8%	338.5	278.4	21.6%
Net cash provided (used) by investing activities	391.8	(299.4)	230.9%	168.8	(246.9)	168.4%
Net cash used by financing activities	(22.1)	(124.8)	82.3%	(136.1)	(191.0)	28.7%

Adjusted FCF	(150.4)	(201.2)	25.2%	(469.7)	(342.4)	(37.2%)
Distributable Cash Flow	(150.4)	(201.2)	25.2%	(469.7)	(342.4)	(37.2%)

Financial Highlights (in U.S. GAAP)5,6
The following tables present (i) selected financial information for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Adjusted EBITDA and Adjusted EBITDA less P&E Additions for Consolidated Operations, Liberty Growth and Liberty Corporate are non-GAAP measures. For reconciliations, additional information on how these measures are defined and why we believe they are meaningful, see the Glossary and Reconciliations sections of the Appendix.

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
Revenue	2026	2025	Reported %	Rebased %	2026	2025	Reported %	Rebased %
	in millions, except % amounts

Telenet	$753.1	$785.1	(4.1)	(1.0)	$1,512.5	$1,528.3	(1.0)	(0.7)
Wyre	197.8	195.0	1.4	(1.0)	396.7	375.8	5.6	(1.0)
VM Ireland	122.4	122.8	(0.3)	(2.7)	249.4	238.6	4.5	(2.0)
Consolidated Liberty Telecom	1,073.3	1,102.9	(2.7)		2,158.6	2,142.7	0.7
Liberty Growth	110.8	163.8	(32.4)	(27.9)	288.4	291.1	(0.9)	(0.6)
Liberty Corporate	232.7	223.7	4.0	(3.7)	471.9	431.1	9.5	(3.5)
Consolidated intercompany eliminations	(244.8)	(221.3)	N.M.	N.M.	(472.3)	(424.6)	N.M.	N.M.
Total consolidated	$1,172.0	$1,269.1	(7.7)	(6.0)	$2,446.6	$2,440.3	0.3	(1.5)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$3,220.3	$3,373.5	(4.5)	(7.9)	$6,442.7	$6,499.8	(0.9)	(7.2)
VodafoneZiggo JV	$1,133.7	$1,123.3	0.9	(1.5)	$2,282.2	$2,175.3	4.9	(1.7)
_______________

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
Adjusted EBITDA	2026	2025	Reported %	Rebased %	2026	2025	Reported %	Rebased %
	in millions, except % amounts

Telenet	$197.0	$185.1	6.4	4.8	$380.9	$340.9	11.7	6.7
Wyre	141.6	152.9	(7.4)	(9.4)	295.9	298.7	(0.9)	(7.0)
VM Ireland	40.4	41.4	(2.4)	(4.7)	78.8	78.6	0.3	(5.8)
Consolidated Liberty Telecom	379.0	379.4	(0.1)		755.6	718.2	5.2
Liberty Growth	(25.7)	(13.3)	(93.2)	9.1	(23.7)	(3.0)	(690.0)	31.3
Liberty Corporate	(18.0)	(20.8)	13.5	N.M.	(20.3)	(35.3)	42.5	N.M.
Consolidated intercompany eliminations	(10.4)	(10.0)	N.M.	N.M.	(20.2)	(20.0)	N.M.	N.M.
Total consolidated	$324.9	$335.3	(3.1)	(4.2)	$691.4	$659.9	4.8	(1.3)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$1,180.3	$1,172.3	0.7	(2.2)	$2,272.1	$2,245.7	1.2	(4.6)
VodafoneZiggo JV	$470.1	$496.7	(5.4)	(7.6)	$952.1	$959.8	(0.8)	(7.0)
_______________

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	June 30,				June 30,
	2026	2025	Reported %	Rebased %	2026	2025	Reported %	Rebased %
	in millions, except % amounts

Telenet	$78.6	$47.5	65.5	66.8	$154.4	$72.4	113.3	N.M.
Wyre	(75.3)	21.2	(455.2)	N.M.	(113.6)	51.2	(321.9)	N.M.
VM Ireland	1.6	(14.0)	111.4	113.0	(5.6)	(19.7)	71.6	73.9
Consolidated Liberty Telecom	4.9	54.7	(91.0)		35.2	103.9	(66.1)
Liberty Growth	(58.1)	(20.8)	(179.3)	(62.5)	(108.0)	(12.9)	(737.2)	N.M.
Liberty Corporate	(23.8)	(23.8)	—	N.M.	(28.4)	(41.9)	32.2	N.M.
Consolidated intercompany eliminations	—	—	N.M.	N.M.	—	—	N.M.	N.M.
Total consolidated	$(77.0)	$10.1	(862.4)	N.M.	$(101.2)	$49.1	(306.1)	N.M.

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$606.5	$499.4	21.4	15.2	$1,088.8	$978.6	11.3	2.6
VodafoneZiggo JV	$213.9	$268.5	(20.3)	(22.2)	$445.9	$524.7	(15.0)	(20.4)
_______________

N.M. - Not Meaningful

	Operating Data — June 30, 2026
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Consolidated Reportable Segments:
Telenet	187,400	1,906,600	1,757,600	3,832,200	2,658,400	2,800,400
Wyre	4,080,000	—	—	—	—	—
VM Ireland	1,020,600	371,200	346,600	657,500	150,700	150,700
Total Consolidated Reportable Segments	5,288,000	2,277,800	2,104,200	4,489,700	2,809,100	2,951,100

Nonconsolidated Reportable Segments:
VMO2 JV(ii)	16,226,200	5,504,600	5,417,900	10,694,100	15,402,800	37,392,800
VodafoneZiggo JV(iii)	7,659,800	3,083,700	2,935,100	6,971,900	4,970,100	8,063,400

	Subscriber Variance Table — June 30, 2026 vs. March 31, 2026
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Organic Change Summary

Consolidated Reportable Segments:
Telenet	800	(14,000)	6,100	(53,200)	2,200	2,000
Wyre	8,000	—	—	—	—	—
VM Ireland	3,500	(5,900)	(5,000)	(13,500)	3,000	3,000
Total Consolidated Reportable Segments	12,300	(19,900)	1,100	(66,700)	5,200	5,000

Q2 2026 Consolidated Reportable Segments Adjustments:
Telenet	—	—	—	—	2,400	2,400

Nonconsolidated Reportable Segments:
VMO2 JV(ii)	(200)	(29,900)	(28,200)	(208,200)	(63,000)	(51,600)
VodafoneZiggo JV(iii)	14,300	1,700	7,200	(26,700)	31,700	(76,800)

	Subscriber Variance Table — June 30, 2026 vs. June 30, 2025
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Organic Change Summary

Consolidated Reportable Segments:
Telenet	5,800	(40,600)	40,000	(249,400)	(6,000)	(35,600)
Wyre	43,800	—	—	—	—	—
VM Ireland	17,000	(15,100)	(11,700)	(46,000)	10,900	10,900
Total Consolidated Reportable Segments	66,600	(55,700)	28,300	(295,400)	4,900	(24,700)

Consolidated Reportable Segments Net Adjustments:
Telenet	—	—	—	—	(8,200)	(8,200)
Wyre	(11,800)	—	—	—	—	—

Nonconsolidated Reportable Segments:
VMO2 JV(ii)(iv)	300	(86,400)	(79,600)	(782,800)	(332,800)	(257,200)
VodafoneZiggo JV(iii)	56,200	(54,000)	(30,600)	(254,300)	87,900	(31,000)

Nonconsolidated Reportable Segments Net Adjustments:
VMO2 JV	—	—	—	—	(72,300)	92,400
_______________

Footnotes for Operating Data and Subscriber Variance Tables:

(i)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. The total mobile subscriber count for the VMO2 and the VodafoneZiggo JVs includes IoT connections, which are Machine-to-Machine contract mobile connections, including Smart Metering contract connections. The mobile subscriber count presented above for the VMO2 JV excludes wholesale mobile connections of approximately 9,035,900 that are included in the total mobile subscriber count as defined and presented by the VMO2 JV. The total mobile subscriber count presented above for the VodafoneZiggo JV includes mobile broadband (data-only) connections. These counts were previously included in postpaid mobile.
(ii)Operating data and organic movements for the periods presented represent consumer customers and subscribers.
(iii)The operating data and organic movements for the periods presented exclude certain B2B customers and subscribers for fixed line counts and include voice-only connections for postpaid mobile counts.
(iv)The June 30, 2025 data has been restated to include the impact of the Daisy transaction.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with broadband, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Bond Update by Credit Silo

VMO2 Credit Update
Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2026	2025

Footprint
Homes Serviceable	18,811,600	18,535,800
Homes Serviceable net additions (QoQ)	15,000	114,900
Homes Passed	16,226,200	16,225,900
Homes Passed net additions (losses) (QoQ)	(200)	1,800

Fixed
Consumer Fixed-Line Customer Relationships	5,504,600	5,591,000
Organic Consumer Fixed-Line Customer Relationship net losses (QoQ)	(29,900)	(53,500)
Organic Consumer Fixed-Line Customer Relationship net losses (YoY)	(86,400)	(81,000)

Consumer Broadband Subscribers	5,417,900	5,497,500
Organic Consumer Broadband net losses (QoQ)	(28,200)	(53,300)
Organic Consumer Broadband net losses (YoY)	(79,600)	(75,800)

Q2 Monthly ARPU per Consumer Fixed-Line Customer Relationship	£46.56	£48.79

Mobile(i)
Postpaid Mobile Subscribers	15,402,800	15,807,900
Organic Postpaid Mobile net losses (QoQ)	(63,000)	(74,800)
Organic Postpaid Mobile net losses (YoY)	(332,800)	(166,700)

Q2 Monthly Consumer Postpaid ARPU	£17.81	£17.77

Convergence
Converged Households as % of Broadband RGUs	40.4%	41.8%
_______________
(i)The 2025 amounts have been restated to include the impact of the Daisy transaction.

Financial Results (in IFRS)11

	Three months ended			Rebased Increase/(decrease)	Six months ended			Rebased Increase/(decrease)
	June 30,		Increase/(decrease)		June 30,		Increase/(decrease)
	2026	2025			2026	2025
	in millions, except % amounts

Revenue
Consumer	£1,831.0	£1,926.8	(5.0%)	5.0%	£3,644.7	£3,813.1	(4.4%)	(4.4%)
Mobile Service	799.9	815.6	(1.9%)	(1.9%)	1,575.1	1,620.3	(2.8%)	(2.8%)
Fixed Service	771.2	822.2	(6.2%)	(6.2%)	1,543.2	1,625.8	(5.1%)	(5.1%)
Business	301.6	252.9	19.3%	(8.7%)	610.3	502.3	21.5%	(6.9%)
Business Service	238.3	213.7	11.5%	(10.9%)	471.5	419.1	12.5%	(10.4%)
Wholesale	262.9	264.2	(0.5%)	(0.5%)	519.8	508.7	2.2%	2.2%
Wholesale Service	233.4	221.5	5.4%	5.4%	460.9	423.4	8.9%	8.9%
Network Construction and Other	3.4	82.9	(95.9%)	(95.9%)	14.2	182.8	(92.2%)	(92.2%)
Total revenue	£2,398.9	£2,526.8	(5.1%)	(7.9%)	£4,789.0	£5,006.9	(4.4%)	(7.2%)
Memo: Total Service Revenue	2,042.8	2,073.0	(1.5%)	(3.9%)	4,050.7	4,088.6	(0.9%)	(3.5%)
Memo: Hardware and Other Revenue	356.1	453.8	(21.5%)	(25.4%)	738.3	918.3	(19.6%)	(23.5%)

Adjusted EBITDA	£975.2	£984.2	(0.9%)	(2.9%)	£1,876.9	£1,898.3	(1.1%)	(3.2%)

P&E Additions	£453.9	£532.7	(14.8%)	(15.2%)	£950.7	£1,031.0	(7.8%)	(8.3%)
ROU asset additions	27.4	38.4	(28.6%)	28.6%	64.4	68.9	(6.5%)	(6.5%)
Total P&E Additions including ROU asset additions	£481.3	£571.1			£1,015.1	£1,099.9
P&E Additions as a % of revenue	18.9%	21.1%			19.9%	20.6%

Adjusted EBITDA less Total P&E Additions	£493.9	£413.1	19.6%	14.5%	£861.8	£798.4	7.9%	3.4%

Adjusted FCF	£231.8	£158.3			£(236.5)	£(727.1)

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The borrowing currency and pound sterling equivalent of the nominal amounts of VMED O2’s consolidated third-party debt, lease obligations and cash and cash equivalents is set forth below:

	June 30,		March 31,
	2026		2026
	Borrowing currency	£ equivalent
	in millions
Senior and Senior Secured Credit Facilities:
Term Loan Q (Term SOFR + 3.25%) due 2029	$1,300.0	981.1	983.8
Term Loan AC (SONIA + 3.25%(i)) due 2030	£1,675.0	1,675.0	1,675.0
Term Loan Y (Term SOFR + 3.25%(i)) due 2031	$2,080.2	1,569.9	1,574.0
Term Loan AF (EURIBOR + 3.00%(i)) due 2031	€920.0	792.5	803.4
Term Loan AE (EURIBOR + 3.25%(i)) due 2033	€1,430.0	1,231.8	1,248.7
£1,378 million (equivalent) RCF (SONIA + 2.75%(i)) due 2029(ii)	£275.0	275.0	300.0
VM Financing Facilities (GBP equivalent)	£176.2	176.2	90.8
Total Senior and Senior Secured Credit Facilities		6,701.5	6,675.7
Senior Secured Notes:
5.50% USD Senior Secured Notes due 2029	$1,425.0	1,075.4	1,078.2
5.25% GBP Senior Secured Notes due 2029	£340.0	340.0	340.0
4.00% GBP Senior Secured Notes due 2029	£600.0	600.0	600.0
4.25% GBP Senior Secured Notes due 2030	£635.0	635.0	635.0
4.50% USD Senior Secured Notes due 2030	$915.0	690.5	692.3
4.125% GBP Senior Secured Notes due 2030	£480.0	480.0	480.0
3.25% EUR Senior Secured Notes due 2031	€950.0	818.3	829.6
4.25% USD Senior Secured Notes due 2031	$1,350.0	1,018.8	1,021.5
4.75% USD Senior Secured Notes due 2031	$1,400.0	1,056.5	1,059.3
4.50% GBP Senior Secured Notes due 2031	£675.0	675.0	675.0
7.75% USD Senior Secured Notes due 2032	$950.0	716.9	718.8
5.625% EUR Senior Secured Notes due 2032	€1,810.0	1,559.1	1,580.5
6.75% USD Senior Secured Notes due 2033	$850.0	641.5	643.2
Total Senior Secured Notes		10,307.0	10,353.4
Senior Notes:
5.00% USD Senior Notes due 2030	$925.0	698.1	699.9
3.75% EUR Senior Notes due 2030	€500.0	430.7	436.6
Total Senior Notes		1,128.8	1,136.5
Vendor financing		3,029.0	3,036.0
Share of CTIL debt		322.5	267.5
Other debt		181.4	196.2
Lease obligations		832.4	851.9
Total third-party debt and lease obligations		22,502.6	22,517.2
Unamortized premiums, discounts, deferred financing costs and fair value adjustments, net		(36.9)	(37.9)
Total carrying amount of third-party debt and lease obligations		22,465.7	22,479.3
Cash and cash equivalents		(537.5)	(387.3)
Net carrying amount of third-party debt and lease obligations		£21,928.2	£22,092.0
Exchange rate (£ to €)		1.1609	1.1452
Exchange rate (£ to $)		1.3251	1.3216
_______________

(i)Rates are subject to adjustment based upon the achievement or otherwise of certain ESG metrics.
(ii)In May 2026, an additional £54 million (equivalent) RCF (SONIA +2.750%) was added to the borrowing capacity of the RCF

Capital Structure
•At June 30, 2026, the blended fully-swapped debt borrowing cost was 5.3% and the average tenor of third-party debt (excluding vendor financing) was 4.6 years
•At June 30, 2026, VMO2 had undrawn commitments of £1,103.0 million equivalent
•When compliance reporting requirements have been completed and assuming no change from June 30, 2026 borrowing levels, it is anticipated that the full borrowing capacity will continue to be available, based on the maximum the company can incur and upstream

Covenant Debt Information
The following table details the pound sterling equivalents of the reconciliation from VMED O2's consolidated third-party debt and lease obligations to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The pound sterling equivalents presented below are based on exchange rates that were in effect as of June 30, 2026 and March 31, 2026. These amounts are based on IFRS covenants and presented for illustrative purposes only, and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2026	2026
	in millions

Total third-party debt and lease obligations (£ equivalent)	£22,502.6	£22,517.2
Vendor financing	(2,962.0)	(2,964.9)
Other debt	(181.4)	(196.2)
Cornerstone debt	(322.5)	(267.5)
Credit Facility Excluded Amount	(977.2)	(984.4)
Lease obligations	(832.4)	(851.9)
Projected principal-related cash payments associated with our cross-currency derivative instruments	445.9	357.3
Total covenant amount of third-party gross debt	17,673.0	17,609.6
Cash and cash equivalents	(520.3)	(377.6)
Total covenant amount of third-party net debt	£17,152.7	£17,232.0
_______________

Leverage ratios are set forth below. These ratios are calculated in accordance with the most restrictive covenants, and reflecting the Credit Facility Excluded Amounts as defined in the respective credit agreements as at June 30, 2026, subject to the completion of corresponding reporting requirements.

Net Senior Debt to Annualized Adjusted EBITDA (last two quarters annualized)	4.10x
Net Total Debt to Annualized Adjusted EBITDA (last two quarters annualized)	4.41x
Net Total Debt to Annualized Adjusted EBITDA (vendor financing, lease and certain other obligations are not included in the calculation of leverage covenants, but the associated leverage ratio if these and the Credit Facility Excluded Amounts were included)	5.89x

VodafoneZiggo Credit Update
Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2026	2025

Footprint
Homes Passed	7,659,800	7,603,600
Organic Homes Passed net additions (QoQ)	14,300	13,200
Organic Homes Passed net additions (YoY)	56,200	54,100

Fixed(i)
Fixed-Line Customer Relationships	3,083,700	3,137,700
Organic Fixed-Line Customer Relationship net additions (losses) (QoQ)	1,700	(34,800)
Organic Fixed-Line Customer Relationship net losses (YoY)	(54,000)	(141,100)

Broadband Subscribers	2,935,100	2,965,700
Organic Broadband net additions (losses) (QoQ)	7,200	(26,200)
Organic Broadband net losses (YoY)	(30,600)	(105,800)

Q2 Monthly ARPU per Fixed-Line Customer Relationship	€56	€56

Mobile(ii)
Postpaid Mobile Subscribers	4,970,100	4,882,200
Organic Postpaid Mobile net additions (losses) (QoQ)	31,700	(4,500)
Organic Postpaid Mobile net additions (YoY)	87,900	30,400

Q2 Monthly Consumer Postpaid ARPU	€18	€18

Convergence
Converged Households as % of Broadband RGUs	52%	50%
_______________
(i)The 2025 amounts have been restated to exclude certain B2B customers and subscribers.
(ii)The 2025 amounts have been restated to show voice-only mobile connections.

Financial Results (in U.S. GAAP)

	Three months ended			Six months ended
	June 30,		Increase/(decrease)	June 30,		Increase/(decrease)
	2026	2025		2026	2025(i)
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€456.1	€467.4	(2.4%)	€915.8	€945.3	(3.1%)
Non-subscription	3.7	1.7	117.6%	6.8	3.4	100.0%
Total residential fixed revenue	459.8	469.1	(2.0%)	922.6	948.7	(2.8%)
Residential mobile revenue:
Subscription	178.2	178.6	(0.2%)	355.9	356.6	(0.2%)
Non-subscription	61.5	60.3	2.0%	124.6	122.8	1.5%
Total residential mobile revenue	239.7	238.9	0.3%	480.5	479.4	0.2%
Total residential revenue	699.5	708.0	(1.2%)	1,403.1	1,428.1	(1.8%)
B2B fixed revenue:
Subscription	141.0	143.1	(1.5%)	283.2	284.8	(0.6%)
Non-subscription	1.8	1.7	5.9%	3.6	3.4	5.9%
Total B2B fixed revenue	142.8	144.8	(1.4%)	286.8	288.2	(0.5%)
B2B mobile revenue:
Subscription	91.3	96.3	(5.2%)	184.0	191.7	(4.0%)
Non-subscription	29.2	29.0	0.7%	58.0	58.1	(0.2%)
Total B2B mobile revenue	120.5	125.3	(3.8%)	242.0	249.8	(3.1%)
Total B2B revenue	263.3	270.1	(2.5%)	528.8	538.0	(1.7%)
Other revenue	12.2	11.8	3.4%	24.0	22.9	4.8%
Total revenue	€975.0	€989.9	(1.5%)	€1,955.9	€1,989.0	(1.7%)

Adjusted EBITDA	€404.5	€438.0	(7.6%)	€816.0	€877.7	(7.0%)

P&E Additions	€220.3	€201.3	9.4%	€433.8	€397.8	9.0%
P&E Additions as a % of revenue	22.6%	20.3%		22.2%	20.0%

Adjusted EBITDA less P&E Additions	€184.2	€236.7	(22.2%)	€382.2	€479.9	(20.4%)

Adjusted FCF	€(21.6)	€32.3		€(74.8)	€12.7
_______________
(i) Certain revenue amounts have been reclassified to conform to 2026 presentation

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The borrowing currency and euro equivalent of the nominal amounts of VodafoneZiggo's consolidated third-party debt, finance lease obligations and cash and cash equivalents is set forth below:

	June 30,		March 31,
	2026		2026
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan H (EURIBOR + 3.00%) due 2029	€1,125.0	€1,125.0	€2,250.0
Term Loan N (Term SOFR + 3.25%) USD due 2033	$500.0	438.1	433.3
Term Loan P (EURIBOR + 3.75%) due 2033	€1,125.0	1,125.0	—
Financing Facility		2.3	2.3
€800 million Ziggo Revolving Facility G2 EUR due 2029		—	—
Total Credit Facilities		2,690.4	2,685.6
Senior Secured Notes:
4.875% USD Senior Secured Notes due 2030	$991.0	868.2	858.7
2.875% EUR Senior Secured Notes due 2030	€502.5	502.5	502.5
5.00% USD Senior Secured Notes due 2032	$1,525.0	1,336.1	1,321.4
3.50% EUR Senior Secured Notes due 2032	€750.0	750.0	750.0
5.25% EUR Senior Secured Notes due 2033	€650.0	650.0	650.0
7.50% USD Senior Secured Notes due 2033	$1,150.0	1,007.5	996.5
Total Senior Secured Notes		5,114.3	5,079.1
Senior Notes:
3.375% EUR Senior Notes due 2030	€900.0	900.0	900.0
5.125% USD Senior Notes due 2030	$500.0	438.1	433.3
6.125% EUR Senior Notes due 2032	€575.0	575.0	575.0
Total Senior Notes		1,913.1	1,908.3
Vendor financing		999.7	999.5
Finance lease obligations		36.3	38.7
Total third-party debt and finance lease obligations		10,753.8	10,711.2
Unamortized premiums, discounts and deferred financing costs, net		(43.9)	(31.5)
Total carrying amount of third-party debt and finance lease obligations		10,709.9	10,679.7
Cash and cash equivalents		39.1	(98.1)
Net carrying amount of third-party debt and finance lease obligations		€10,749.0	€10,581.6

Exchange rate (€ to $)		1.1414	1.1541

Capital Structure
•At June 30, 2026, the blended fully-swapped debt borrowing cost was 4.3% and the average tenor of third-party debt (excluding vendor financing obligations) was approximately 5.1 years
•At June 30, 2026, VodafoneZiggo had maximum undrawn commitments of €800 million under its Revolving Facilities
•In May 2026, VodafoneZiggo issued a €1,125.0 million euro-denominated Term Loan P. The term loan matures in May 2033 and bears interest at EURIBOR + 3.75%. The net proceeds were used to partially redeem Term Loan H. This transaction was net leverage neutral and resulted in an increase in VodafoneZiggo’s debt tenor
◦The Term Loan P is linked to three ESG-related KPIs, expanding VodafoneZiggo’s aim to build a sustainable capital structure. These KPIs support VodafoneZiggo’s ambition to reduce its scope 1 and 2 CO2 emissions (KPI 1), reduce scope 3 CO2 emissions (KPI 2) and increase the number of women in manager roles (KPI 3). Each KPI has annual targets set through 2031 with a total margin adjustment of up to +/- 5 basis points

Covenant Debt Information

The following table details the euro equivalent of the reconciliation from VodafoneZiggo's consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2026 and March 31, 2026. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2026	2026
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€10,753.8	€10,711.2
Vendor financing	(999.7)	(999.5)
Finance lease obligations	(36.3)	(38.7)
Credit Facility Excluded Amount	(437.1)	(443.1)
Projected principal-related cash receipts associated with our cross-currency derivative instruments	(94.9)	(50.1)
Total covenant amount of third-party gross debt	9,185.8	9,179.8
Cash and cash equivalents(i)	(28.0)	(30.3)
Net carrying amount of third-party debt	€9,157.8	€9,149.5
_______________

(i)Excludes the cash that is related to the unutilized portion of the Vendor Finance Note facility of €0.8 million and €55.6 million, respectively, as well as cash that is held outside the covenant group, amounting to €10.3 million and €12.2 million, respectively.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on a last two quarters annualized basis as of June 30, 2026.

Net Senior Debt to Annualized Adjusted EBITDA	4.15x
Net Total Debt to Annualized Adjusted EBITDA	5.24x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing) to Annualized Adjusted EBITDA	6.06x

Telenet Group Credit Update
Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2026	2025

Footprint
Homes Passed	4,267,400	4,229,600
Organic Homes Passed net additions (QoQ)	8,800	13,000
Organic Homes Passed net additions (YoY)	49,600	102,900

Fixed
Fixed-Line Customer Relationships	1,906,600	1,947,200
Organic Fixed-Line Customer Relationship net losses (QoQ)	(14,000)	(8,200)
Organic Fixed-Line Customer Relationship net losses (YoY)	(40,600)	(32,900)

Broadband Subscribers	1,757,600	1,717,600
Organic Broadband net additions (QoQ)	6,100	900
Organic Broadband net additions (losses) (YoY)	40,000	(2,000)

Q2 Monthly ARPU per Fixed-Line Customer Relationship	€63.74	€64.05

Mobile
Postpaid Mobile Subscribers	2,658,400	2,672,600
Organic Postpaid Mobile net additions (QoQ)	2,200	1,300
Organic Postpaid Mobile net losses (YoY)	(6,000)	(3,400)

Q2 Monthly Consumer Postpaid ARPU	€16.25	€16.01

Convergence
Converged Households as % of Broadband RGUs	55.5%	54.8%

Financial Results (in IFRS and aligned with bondholder covenants)11

	Three months ended			Rebased increase/(decrease)	Six months ended			Rebased increase/(decrease)
	June 30,		Increase/(decrease)		June 30,		Increase/(decrease)
	2026	2025			2026	2025
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€299.8	€309.2	(3.0%)	(3.0%)	€600.2	€616.9	(2.7%)	(2.7%)
Non-subscription	6.3	3.7	70.3%	80.0%	12.8	8.1	58.0%	62.0%
Total residential fixed revenue	306.1	312.9	(2.2%)	(2.1%)	613.0	625.0	(1.9%)	(1.9%)
Residential mobile revenue:
Subscription	105.3	102.7	2.5%	2.5%	208.0	205.1	1.4%	1.4%
Non-subscription	28.1	31.2	(9.9%)	(9.9%)	63.4	64.0	(0.9%)	(0.9%)
Total residential mobile revenue	133.4	133.9	(0.4%)	(0.4%)	271.4	269.1	0.9%	0.9%
B2B revenue:
Subscription	94.4	95.5	(1.2%)	(1.2%)	188.0	190.2	(1.2%)	(1.2%)
Non-subscription	91.7	90.8	1.0%	1.0%	183.2	180.9	1.3%	1.3%
Total B2B revenue	186.1	186.3	(0.1%)	(0.1%)	371.2	371.1	—%	—%
Other revenue	33.6	72.8	(53.8%)	(4.0%)	67.0	161.9	(58.6%)	(3.3%)
Total revenue	€659.2	€705.9	(6.6%)	(1.3%)	€1,322.6	€1,427.1	(7.3%)	(0.9%)

Adjusted EBITDA	€347.8	€341.5	1.8%	2.5%	€670.6	€665.3	0.8%	1.8%

Adjusted EBITDAaL	€327.7	€322.1	1.7%	2.4%	€630.4	€626.1	0.7%	1.7%

P&E Additions(i)	295.7	255.4			559.1	548.2
ROU asset additions	7.9	5.0			19.5	12.2
Total P&E Additions including ROU asset additions(i)	€303.6	€260.4	16.6%	16.5%	€578.6	€560.4	3.2%	3.3%
P&E Additions as a % of revenue	44.9%	36.2%			42.3%	38.4%

Adjusted EBITDA less Total P&E Additions(i)	€44.2	€81.1	(45.5%)	(43.9%)	€92.0	€104.9	(12.3%)	(7.1%)

Adjusted FCF	€(36.1)	€(2.6)			€(140.1)	€(37.6)
_______________

(i)Includes amounts capitalized as intangible assets related to sports and film broadcasting rights.

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The borrowing currency and euro equivalent of the nominal amounts of Telenet's consolidated third-party debt, lease obligations and cash and cash equivalents is set forth below:

	June 30,		March 31,
	2026		2026
	Borrowing currency	€ equivalent
	in millions

2025 Amended Senior Credit Facility
Term Loan AR (Term SOFR + 2.11%) USD due 2028	$2,295.0	€2,010.7	€1,988.7
Term Loan AT1 (EURIBOR + 2.97%) EUR due 2028	€390.0	390.0	390.0
Term Loan AQ (EURIBOR + 2.25%) EUR due 2029	€1,110.0	1,110.0	1,110.0
Term Loan AU (EURIBOR + 2.95%) EUR due 2033	€500.0	500.0	500.0
€30.0 million Revolving Credit Facility I (EURIBOR + 2.20%) due 2029	€—	—	—
€550.0 million Revolving Credit Facility I (EURIBOR + 2.20%) due 2032	€—	—	—
Total Senior Credit Facility		4,010.7	3,988.7
Senior Secured Notes
5.50% USD Senior Secured Notes due 2028	$971.6	851.2	866.5
3.50% EUR Senior Secured Notes due 2028	€540.0	540.0	540.0
Total Senior Secured Notes		1,391.2	1,406.5
Other
Lease obligations(i)		610.9	617.2
Mobile spectrum		351.1	349.1
Vendor financing		297.5	318.9
Other debt		220.8	236.9
€20.0 million Revolving Credit Facility (EURIBOR + 2.25%) due 2026		—	—
€25.0 million Overdraft Facility (EURIBOR + 1.60%) due 2026		—	—
Total third-party debt and lease obligations		6,882.2	6,917.3
Deferred financing fees, discounts and premiums, net		(10.2)	(10.9)
Total carrying amount of third-party debt and lease obligations		6,872.0	6,906.4
Cash and cash equivalents		(692.0)	(765.8)
Net carrying amount of third-party debt and lease obligations		€6,180.0	€6,140.6

Exchange rate (€ to $)		1.1414	1.1541
_______________

(i)Amounts presented on an IFRS basis, consistent with bondholder covenants.

Capital Structure
•At June 30, 2026, the blended fully-swapped debt borrowing cost was 3.8% and the average tenor of third-party debt (excluding vendor financing and certain other obligations) was approximately 2.5 years
•At June 30, 2026, Telenet had access to total liquidity of €1,317.0 million, consisting of €692.0 million cash and cash equivalents and €625.0 million of undrawn commitments under revolving credit facilities

Covenant Debt Information
The following table details the euro equivalent of the reconciliation from Telenet's consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2026 and March 31, 2026. These amounts are based on IFRS covenants and presented for illustrative purposes only, and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2026	2026
	in millions

Total third-party debt and lease obligations (€ equivalent)	€6,882.2	€6,917.3
Lease obligations	(610.9)	(617.2)
Mobile spectrum	(351.1)	(349.1)
Vendor financing	(297.5)	(318.9)
Other debt	(220.8)	(236.9)
Credit Facility Excluded Amount	(400.0)	(400.0)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	37.6	68.9
Total covenant amount of third-party gross debt	5,039.5	5,064.1
Cash and cash equivalents(i)	(691.7)	(764.6)
Total covenant amount of third-party net debt	€4,347.8	€4,299.5
_______________

(i)Excludes cash and cash equivalents that are held outside the covenant group.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA and Adjusted EBITDAaL, as defined under covenants, on a last two quarters annualized basis as of June 30, 2026.

Net Total Debt to Annualized Adjusted EBITDA	3.28x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing) to Annualized Adjusted EBITDA	3.80x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing, mobile spectrum and other third-party debt) to Annualized Adjusted EBITDAaL	4.36x

A Statement of Financial Position, Statement of Profit or Loss and Other Comprehensive Income and Statement of Cash Flows for Telenet can be found in the investor toolkit on the Telenet investor relations page.

VM Ireland Credit Update
Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2026	2025

Footprint
Homes Passed	1,020,600	1,003,600
Organic Homes Passed net additions (QoQ)	3,500	3,200
Organic Homes Passed net additions (YoY)	17,000	14,500

Fixed
Fixed-Line Customer Relationships	371,200	386,300
Organic Fixed-Line Customer Relationship net losses (QoQ)	(5,900)	(5,000)
Organic Fixed-Line Customer Relationship net losses (YoY)	(15,100)	(11,100)

Broadband Subscribers	346,600	358,300
Organic Broadband net losses (QoQ)	(5,000)	(3,900)
Organic Broadband net losses (YoY)	(11,700)	(7,100)

Q2 Monthly ARPU per Fixed-Line Customer Relationship	€60.96	€61.03

Mobile
Postpaid Mobile Subscribers	150,700	139,800
Organic Postpaid Mobile net additions (QoQ)	3,000	2,200
Organic Postpaid Mobile net additions (YoY)	10,900	4,200

Q2 Monthly Consumer Postpaid ARPU	€17.09	€19.38

Convergence
Converged Households as % of Broadband RGUs	10.5%	8.6%

Financial Results (in U.S. GAAP)

	Three months ended			Six months ended
	June 30,		Increase/(decrease)	June 30,		Increase/(decrease)
	2026	2025		2026	2025
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€65.6	€68.2	(3.8%)	€131.6	€137.1	(4.0%)
Non-subscription	0.5	0.4	25.0%	0.9	0.8	12.5%
Total residential fixed revenue	66.1	68.6	(3.6%)	132.5	137.9	(3.9%)
Residential mobile revenue:
Subscription	7.1	7.4	(4.1%)	14.1	14.9	(5.4%)
Non-subscription	1.7	1.9	(10.5%)	3.2	3.6	(11.1%)
Total residential mobile revenue	8.8	9.3	(5.4%)	17.3	18.5	(6.5%)
B2B revenue:
Subscription	2.9	3.1	(6.5%)	5.9	6.2	(4.8%)
Non-subscription	10.3	8.3	24.1%	20.2	15.8	27.8%
Total B2B revenue	13.2	11.4	15.8%	26.1	22.0	18.6%
Other revenue	17.2	18.9	(9.0%)	37.9	39.8	(4.8%)
Total revenue	€105.3	€108.2	(2.7%)	€213.8	€218.2	(2.0%)

Adjusted EBITDA	€34.8	€36.5	(4.7%)	€67.6	€71.8	(5.8%)

P&E Additions	€33.2	€48.8	(32.0%)	€72.2	€89.4	(19.2%)
P&E Additions as a % of revenue	31.5%	45.1%		33.8%	41.0%

Adjusted EBITDA less P&E Additions	€1.6	€(12.3)	113.0%	€(4.6)	€(17.6)	73.9%

Adjusted FCF	€(0.9)	€(13.4)		€(42.1)	€(41.2)

Third-Party Debt and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	June 30,		March 31,
	2026		2026
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.50%) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%) due 2027		—	—
Total Senior Credit Facilities		900.0	900.0
Deferred financing costs and discounts, net		(2.6)	(2.9)
Total carrying amount of third-party debt		897.4	897.1
Cash and cash equivalents		(16.4)	(17.3)
Net carrying amount of third-party debt		€881.0	€879.8

Capital Structure
•At June 30, 2026, the blended fully-swapped debt borrowing cost was 3.9% and the average tenor of third-party debt was approximately 3.0 years
•At June 30, 2026, VM Ireland had €100.0 million of undrawn commitments available

Covenant Debt Information

The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2026 and March 31, 2026. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2026	2025
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility Excluded Amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(16.4)	(17.3)
Total covenant amount of third-party net debt	€833.6	€832.7

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on a last twelve months basis as of June 30, 2026.

Net Total Debt to Annualized Adjusted EBITDA	5.45x
Net Total Debt (excluding Credit Facility Excluded Amount) to Annualized Adjusted EBITDA	5.78x

Appendix
Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our, our subsidiaries', and our joint ventures' strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Reported and Rebased Revenue, Reported and Rebased Adjusted EBITDA, Reported and Rebased Adjusted EBITDA less P&E Additions, property and equipment additions, Adjusted Free Cash Flow, Distributable Cash Flow, Adjusted EBITDAaL and ARPU metrics; our operating companies' 2026 U.S. GAAP and IFRS financial and operational guidance; our future strategies for maximizing and creating value for our shareholders, including any potential separations of our business or capital market or private transactions that we may undertake with respect to any of our businesses, including the timing, costs, and benefits to be derived therefrom; the expected timing, completion, structure, tax consequences and post‑transaction ownership of announced or contemplated acquisitions, dispositions, business separations or spin‑off transactions, including the planned spin-off of the Ziggo Group in 2027 and the listing of its shares on Euronext Amsterdam; the anticipated satisfaction of closing conditions; the anticipated acquisition of the remaining equity interest that we don't own in VodafoneZiggo, including the future performance, activities, and ownership of such business and the timing, costs, and benefits to be derived from such transaction; the expected drivers of future operational and financial performance at our operating companies and our joint ventures; our, our affiliates' and our joint ventures' plans with respect to networks, products and services and the investments in such networks, products and services, the planned fiber upgrade programs in the U.K. Belgium and Ireland, including the timing of such upgrade programs and the expected completion, pace and operational impact of network deployment and modernization initiatives; the outlook for Liberty Corporate & Services including the year-end corporate cash target; the anticipated benefits of VMO2’s new MVNO partnership with Monzo and its continued expansion of its direct-to-device satellite connectivity service; the continued execution of VodafoneZiggo’s “How We Win” strategic plan, including the anticipated timing, cost and benefits to be received from such strategic plan; VodafoneZiggo’s planned HFC upgrade and Telenet’s 5G upgrade, including the timing of such upgrade programs; Wyre's fixed network agreement with Proximus, including the cost, regulatory compliance and benefits expected to be derived therefrom; our strategic plans for our Liberty Growth portfolio, including any expected capital rotation between investments; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position); the tenor and cost of such third-party debt, as well as the expected use of such debt proceeds, future capital allocation priorities, cash generation, liquidity deployment and anticipated distributions to shareholders, and any anticipated additional borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ and joint ventures' services and their willingness to upgrade to our more advanced offerings; our, our affiliates’ and our joint ventures' ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; cybersecurity incidents, ransomware attacks, data breaches, network outages, technology system failures or other disruptions affecting our, our affiliates’ or our joint ventures' networks, operations, technology platforms, customer information or business systems; the potential impact of pandemics and epidemics on us and our businesses as well as our customers; the effects of changes in laws, regulations, taxation, trade policies or governmental actions in the jurisdictions in which we operate; trade wars or the threat of such trade wars; general economic conditions, inflationary pressures, recessionary conditions, changes in consumer spending patterns, labor and supply chain disruptions, volatility in financial and capital markets, fluctuations in foreign currency exchange rates and interest rates, and changes in the availability and cost of financing; our, our affiliates’ and our joint ventures' ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; the risk that announced or contemplated acquisitions, dispositions, business separations, spin-off transactions, joint venture transactions or capital structure changes may not be completed on the expected timeline or at all, may fail to receive required regulatory approvals or satisfy closing conditions, may involve unanticipated costs, or may deliver different benefits, synergies, value creation opportunities or strategic outcomes than anticipated; our, our affiliates’ and our joint ventures' ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our, our affiliates’ and our joint ventures' video services and the costs associated with such programming; our, our affiliates’ and our joint ventures' ability to achieve forecasted financial and operating targets; the risk that the assumptions underlying our guidance, forecasts, strategic initiatives and contemplated transactions prove to be inaccurate or incomplete; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates and joint ventures to access the cash of their respective subsidiaries, whether in a tax-efficient manner or at all; the impact of our operating companies', affiliates’ and joint ventures' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our, our affiliates’ and our joint ventures' ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions and upgrades; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K, Form 10-K/A and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global Ltd. (Nasdaq: LBTYA, LBTYB, LBTYK) delivers long-term shareholder value through the strategic management of two complementary platforms: Liberty Telecom and Liberty Growth.

Liberty Telecom is a world leader in converged broadband, video and mobile communications, providing approximately 80 million fixed and mobile connections across Europe through advanced fiber and 5G networks that empower customers and strengthen national economies. The business generates aggregate revenue of $22  billion, including approximately $18 billion from nonconsolidated joint ventures and $4 billion from consolidated operations.

Liberty Growth invests in scalable businesses across the technology, media, sports and infrastructure sectors, with a portfolio of roughly 70 companies and funds valued at $3.4 billion.*

Together, these platforms reflect Liberty Global’s focus on operating, enabling and investing in businesses with strong strategic fit and the potential to deliver sustainable long‑term returns.

*As independently valued as of December 31, 2025.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Pádraig McGarrigle +44 7474 736967
Lewis Chong +44 7927 583187

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2026, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and six months ended June 30, 2025 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E Additions to the same extent these entities are included in our results for the three and six months ended June 30, 2026, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E Additions of entities disposed of to the same extent these entities are excluded in our results for the three and six months ended June 30, 2026 and (iii) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2026. For entities we have acquired during 2024, we have reflected the revenue, Adjusted EBITDA and P&E Additions of these acquired entities in our 2025 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebase growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebase growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to 2025 amounts (i) for our consolidated reportable segments and (ii) for the nonconsolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended June 30, 2025				Six months ended June 30, 2025
	Revenue		Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Liberty Global:
Telenet:
Acquisitions and dispositions	$(44.1)		$(1.7)	$(9.3)	$(108.7)	$(7.0)	$(21.3)
Foreign currency	19.5		4.5	1.1	103.1	22.9	5.2
Wyre:
Acquisitions and dispositions	—		(0.2)	7.6	—	0.5	15.2
Foreign currency	4.8	`	3.6	0.4	25.1	19.0	3.5
VM Ireland:
Foreign currency	3.0		1.0	(0.4)	16.0	5.1	(1.0)
Other:
Acquisitions and dispositions	(8.6)		(2.7)	(1.6)	(7.9)	(2.7)	(1.6)
Foreign currency	2.5		(0.8)	(0.7)	16.3	2.7	3.4
Total	$(22.9)		$3.7	$(2.9)	$43.9	$40.5	$3.4

Nonconsolidated JVs:
VMO2 JV(i):
Acquisitions and dispositions	$104.0		$29.3	$26.0	$206.5	$53.8	$46.8
Foreign currency	18.5		5.8	1.2	236.0	81.6	35.5
Total	$122.5		$35.1	$27.2	$442.5	$135.4	$82.3

VodafoneZiggo JV(i):
Foreign currency	$28.3		$11.8	$6.3	$146.5	$63.6	$35.1
_______________

(i)Amounts reflect 100% of the adjustments made related to the VMO2 JV's and the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VMO2 JV and the VodafoneZiggo JV.

Property and Equipment Additions and Capital Expenditures
The table below reconciles the property and equipment additions for the indicated periods to the capital expenditures that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions, except % amounts

Total consolidated property and equipment additions	$401.9	$325.2	$792.6	$610.8
Reconciliation of property and equipment additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(6.0)	(11.5)	(36.1)	(32.1)
Assets acquired under finance leases	(1.3)	—	(1.3)	—
Changes in current liabilities related to capital expenditures	(46.7)	5.6	(9.7)	(16.1)
Total capital expenditures, net(ii)	$347.9	$319.3	$745.5	$562.6

Property and equipment additions as % of revenue	34.3%	25.6%	32.4%	25.0%
_______________

(i)Amounts exclude related VAT of $0.9 million and $1.6 million for the three months ended June 30, 2026 and 2025, respectively, and $6.6 million and $4.8 million for the six months ended June 30, 2026 and 2025, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Foreign Currency Information

The following table presents the relationships between the primary currencies of the countries in which we operate and the U.S. dollar, which is our reporting currency, per one U.S. dollar:

	June 30, 2026	December 31, 2025

Spot rates:
Euro	0.8761	0.8521
British pound sterling	0.7547	0.7434

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025

Average rates:
Euro	0.8600	0.8817	0.8571	0.9159
British pound sterling	0.7449	0.7488	0.7434	0.7712

Footnotes
1    Includes homes passed by the nexfibre partner network, which the VMO2 JV has access to and acts as the anchor tenant.
2    Includes consumer and wholesale broadband net adds.
3    Amount includes our consolidated investments in Egg, Formula E and Liberty Blume. Amount also reflects fair value adjustments for certain investments that have a higher estimated fair value than reported book value. Includes listed stakes in ITV and Lionsgate.
4    Reflects our expected cash position at December 31, 2026. Increase from previous expectation of $1.5 billion includes (i) the €300 million (~$340 million) asset-backed loan secured by a portion of our Wyre stake and (ii) higher than anticipated disposals at Liberty Growth.
5    Consolidated intercompany revenue elimination amounts primarily relate to (i) the elimination of intercompany revenue resulting from transactions between our Telenet and Wyre reportable segments and (ii) the revenue recognized within our T&I Function related to the Tech Framework. Consolidated intercompany Adjusted EBITDA elimination amounts relate to (a) the impact of the Tech Framework and (b) transactions between our Telenet and Wyre reportable segments in association with the Transition Services and Support (TSS) agreement. For additional information on the Tech Framework, see the Glossary.
6    Amounts within the Financial Highlights tables reflect 100% of the 50:50 nonconsolidated VMO2 JV and VodafoneZiggo JV.
7    Rebase growth rates included in this release are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results, as applicable. See the Rebase Information section for more information on rebased growth.
8    VMO2 guidance presented on an IFRS basis as guided by the VMO2 JV. US GAAP guidance for the VMO2 JV cannot be provided without unreasonable efforts, as the VMO2 JV reports under IFRS and does not have U.S. GAAP forecasts for all components of their IFRS guidance.
9    This release includes the actual U.S. GAAP results for the VMO2 JV for the three and six months ended June 30, 2026 and 2025. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q2 earnings release.
10    Includes opex costs to capture of $1 million and capex costs to capture of $21 million, as applicable.
11    See Reconciliations section of the Appendix below for applicable non-GAAP reconciliations.
12    VMO2 and VodafoneZiggo Adjusted FCF excludes investing cash flows related to mobile spectrum fees.
13    Subject to any interest payments on the shareholder loan.
14    On an IFRS basis, which includes a U.S. GAAP to IFRS benefit to revenue of €11 million ($13 million) related to differing treatment of a VAT copyright dispute.
15    Telenet guidance presented on an IFRS basis. US GAAP guidance for Telenet is broadly the same as their separate IFRS guidance.

16    For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, debt collateralized by certain trade receivables of Telenet and Formula E and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2029 or thereafter includes all of these amounts.
17    Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
18    Our aggregate unused borrowing capacity of $0.8 billion represents the availability under the applicable facilities at June 30, 2026 without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant June 30, 2026 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will be available under each of the respective subsidiary facilities. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to June 30, 2026, or the full impact of additional amounts that may be available to borrow, loan or distribute under certain defined baskets within each respective facility.

Glossary
See Reconciliations section of the Appendix below for applicable non-GAAP reconciliations.
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.
Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):
•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as net earnings (loss) before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA of our Liberty Growth and our Liberty Corporate are each non-GAAP measures. These non-GAAP measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.
•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less P&E Additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.
•P&E Additions: Includes capital expenditures, including capitalized software, on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.
Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.
Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:
•Adjusted FCF: We define Adjusted FCF as net cash provided by operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows. Net cash provided by operating activities includes cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions of $2.8 million and $0.3 million during the three months ended June 30, 2026 and 2025, respectively, and $6.0 million and $1.1 million during the six months ended June 30, 2026 and 2025, respectively.
For purposes of the statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When the financing intermediary is paid, a financing cash outflow is recorded in the statements of cash flows. For purposes of Adjusted FCF, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).
•VodafoneZiggo Adjusted FCF: VodafoneZiggo defines Adjusted FCF as net cash provided by operating activities, plus (i) operating-related vendor financed expenses (which represents an increase in the period to actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities) and (ii) interest payments on shareholder loans, less (a) cash payments in the period for capital expenditures (excluding spectrum payments), (b) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (c) principal payments on finance leases (which represents a decrease in the period to actual cash available).
We believe our presentation of Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures.
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Consumer Postpaid Mobile Subscriber: Our ARPU per consumer postpaid mobile subscriber calculation refers to the average monthly postpaid mobile subscription revenue per average consumer postpaid mobile subscriber and is calculated by dividing the average monthly postpaid mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of consumer postpaid mobile subscribers in service for the period.
Blended, fully-swapped debt borrowing cost (or WACD): The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.
Broadband Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.
B2B: Business-to-Business.
Costs to capture: Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital-related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration-related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
Fixed-Line Customer Relationships: The number of customers who receive at least one of our broadband, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.
Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband service.
Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.
Homes Serviceable: As defined by VMO2, this includes homes, residential multiple dwelling units or commercial units that can be connected to VMO2's networks that are technologically capable of providing two-way services (including broadband, video and telephony services) or partner networks with which VMO2 has a service agreement, where customers can request and receive services, without materially extending the distribution plant. Certain of VMO2's Homes Serviceable counts are based on census data that can change based on either revisions to the data or from new census results.
Liberty Growth: Represents certain investments in technology, media, sports and digital infrastructure companies, as well as our operational and finance services platform (Liberty Blume) that generates revenue by providing services to various third parties and affiliates, that we view as scalable businesses. Our Liberty Growth strategic platform is included in the "all other category" in the 10-Q.
Liberty Corporate: Includes our technology, services and certain corporate activities. Liberty Corporate is included in the “all other category” in the 10-Q.
Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of three months and nine months, respectively.
MVNO: Mobile Virtual Network Operator.
RGU: A Revenue Generating Unit is separately a Broadband Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Broadband, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled broadband, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SIM: Subscriber Identification Module.
SOHO: Small or Home Office Subscribers.
Tech Framework: Our centrally-managed technology and innovation function (our T&I Function) provides, and allocates charges for, certain products and services to our consolidated reportable segments (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. Our consolidated reportable segments capitalize the combined cost of the CPE hardware and essential software as property and equipment additions and the corresponding amounts charged by our T&I Function are reflected as revenue when earned.
Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.
Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

Non-GAAP Reconciliations
VMO2

Adjusted EBITDA, P&E Additions, Adjusted EBITDA less P&E Additions

The following table provides U.S. GAAP to IFRS reconciliations of VMO2's Adjusted EBITDA, P&E Additions and Adjusted EBITDA less P&E Additions for the indicated periods.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	in millions

Revenue:
U.S. GAAP revenue	£2,398.9	£2,526.8	£4,789.0	£5,006.9
Rebase adjustments(i)	—	77.5	—	153.5
U.S. GAAP rebased revenue	2,398.9	2,604.3	4,789.0	5,160.4
U.S. GAAP/IFRS adjustments	—	—	—	—
IFRS rebased revenue	2,398.9	2,604.3	4,789.0	5,160.4
Rebase adjustments(i)	—	(77.5)	—	(153.5)
IFRS Revenue	£2,398.9	£2,526.8	£4,789.0	£5,006.9

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	£879.1	£878.4	£1,688.9	£1,729.9
Rebase adjustments(i)	—	20.6	—	40.0
U.S. GAAP rebased Adjusted EBITDA	879.1	899.0	1,688.9	1,769.9
U.S. GAAP/IFRS adjustments(ii)	96.1	105.8	188.0	168.4
IFRS rebased Adjusted EBITDA	975.2	1,004.8	1,876.9	1,938.3
Rebase adjustments(i)	—	(20.6)	—	(40.0)
IFRS Adjusted EBITDA	£975.2	£984.2	£1,876.9	£1,898.3

P&E Additions:
U.S. GAAP P&E Additions	£427.6	£504.8	£879.7	£976.2
Rebase adjustments(i)	—	2.3	—	5.2
U.S. GAAP rebased P&E additions	427.6	507.1	879.7	981.4
U.S. GAAP/IFRS adjustments(ii)	53.7	66.3	135.4	123.7
IFRS rebased P&E additions	481.3	573.4	1,015.1	1,105.1
Rebase adjustments(i)	—	(2.3)	—	(5.2)
IFRS P&E Additions	£481.3	£571.1	£1,015.1	£1,099.9

Adjusted EBITDA less P&E Additions:
U.S. GAAP Adjusted EBITDA less P&E Additions	£451.5	£373.6	£809.2	£753.7
Rebase adjustments(i)	—	18.3	—	34.8
U.S. GAAP rebased Adjusted EBITDA less P&E additions	451.5	391.9	809.2	788.5
U.S. GAAP/IFRS adjustments(ii)	42.4	39.5	52.6	44.7
IFRS rebased Adjusted EBITDA less P&E additions	493.9	431.4	861.8	833.2
Rebase adjustments(i)	—	(18.3)	—	(34.8)
IFRS Adjusted EBITDA less P&E Additions	£493.9	£413.1	£861.8	£798.4
_______________

(i)Rebase adjustments relate to the impact of the Daisy Transaction.
(ii)U.S. GAAP/IFRS differences primarily relate to (a) the VMO2 JV's investment in CTIL and (b) leases.

Adjusted FCF

The following table provides a reconciliation of VMO2's U.S. GAAP net cash provided by operating activities to IFRS Adjusted FCF for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions

U.S. GAAP:
Net cash provided by operating activities	£629.1	£728.5	£987.6	£651.2
Operating-related vendor financing additions	852.2	776.6	1,689.9	1,306.2
Cash capital expenditures, net	(163.8)	(237.1)	(372.0)	(453.6)
Principal payments on operating-related vendor financing	(780.1)	(832.1)	(1,869.5)	(1,644.2)
Principal payments on capital-related vendor financing	(314.0)	(279.9)	(718.1)	(625.7)
Principal payments on finance leases	(1.0)	(0.2)	(3.7)	(1.2)
U.S. GAAP Adjusted FCF	222.4	155.8	(285.8)	(767.3)

IFRS:
U.S. GAAP/IFRS adjustments(i)	9.4	2.5	49.3	40.2
IFRS Adjusted FCF	£231.8	£158.3	£(236.5)	£(727.1)
_______________

(i)U.S. GAAP/IFRS differences relate to the VMO2 JV's investment in CTIL and restricted cash.

VodafoneZiggo

Adjusted FCF

The following table provides a reconciliation of VodafoneZiggo's net cash provided by operating activities to Adjusted FCF for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions

Net cash provided by operating activities	€210.8	€219.4	€382.0	€397.1
Operating-related vendor financing additions (i)	244.0	204.4	383.9	391.3
Interest payments on shareholder loans	25.4	25.5	50.7	50.7
Cash capital expenditures, net (i)	(196.8)	(89.8)	(266.9)	(203.8)
Principal payments on operating-related vendor financing (i)	(229.5)	(181.7)	(391.1)	(342.3)
Principal payments on capital-related vendor financing (i)	(72.7)	(143.1)	(227.9)	(275.4)
Principal payments on finance leases	(2.8)	(2.4)	(5.5)	(4.9)
Adjusted FCF	€(21.6)	€32.3	€(74.8)	€12.7
_______________

(i)Certain vendor financing amounts have been restated in the prior period for immaterial errors. This had no impact on VodafoneZiggo's Adjusted Free Cash Flow or prior period covenants.

Telenet

Adjusted EBITDA, Adjusted EBITDAaL, P&E Additions, Adjusted EBITDA less P&E Additions

The following table provides U.S. GAAP to IFRS reconciliations of Telenet's Adjusted EBITDA, Adjusted EBITDAaL, P&E Additions and Adjusted EBITDA less P&E Additions for the indicated periods.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	in millions

Revenue:
U.S. GAAP revenue	€647.7	€692.1	€1,296.3	€1,397.9
Rebase adjustments(i)	—	(38.0)	—	(92.8)
U.S. GAAP rebased revenue	647.7	654.1	1,296.3	1,305.1
U.S. GAAP/IFRS adjustments(ii)	11.3	—	11.3	—
IFRS rebased revenue	659.0	654.1	1,307.6	1,305.1
Rebase adjustments(i)	—	38.0		92.8
IFRS revenue	€659.0	€692.1	€1,307.6	€1,397.9

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	€169.4	€163.3	€326.4	€311.5
Rebase adjustments(i)	—	(2.1)	—	(6.3)
U.S. GAAP rebased Adjusted EBITDA	169.4	161.2	326.4	305.2
U.S. GAAP/IFRS adjustments(ii)	56.3	43.3	89.7	80.0
IFRS rebased Adjusted EBITDA	225.7	204.5	416.1	385.2
Rebase adjustments(i)	—	2.1	—	6.3
IFRS Adjusted EBITDA	€225.7	€206.6	€416.1	€391.5

Adjusted EBITDAaL:
U.S. GAAP Adjusted EBITDAaL	€169.7	€163.4	€326.7	€311.6
Rebase adjustments(i)	—	(2.2)	—	(6.4)
U.S. GAAP rebased Adjusted EBITDAaL	169.7	161.2	326.7	305.2
U.S. GAAP/IFRS adjustments(ii)	37.4	24.7	51.5	42.5
IFRS rebased Adjusted EBITDAaL	207.1	185.9	378.2	347.7
Rebase adjustments(i)	—	2.2	—	6.4
IFRS Adjusted EBITDAaL	€207.1	€188.1	€378.2	€354.1

P&E Additions:
U.S. GAAP P&E Additions	€101.8	€121.3	€194.1	€245.3
Rebase adjustments(i)	—	0.3	—	(0.3)
U.S. GAAP rebased P&E Additions	101.8	121.6	194.1	245.0
U.S. GAAP/IFRS adjustments(ii)	10.6	22.2	25.8	87.7
IFRS rebased P&E Additions	112.4	143.8	219.9	332.7
Rebase adjustments(i)	—	(0.3)	—	0.3
IFRS P&E Additions	€112.4	€143.5	€219.9	€333.0

Adjusted EBITDA less P&E Additions:
U.S. GAAP Adjusted EBITDA less P&E Additions	€67.6	€42.0	€132.3	€66.2
Rebase adjustments(i)	—	(2.4)	—	(6.0)
U.S. GAAP rebased Adjusted EBITDA less P&E Additions	67.6	39.6	132.3	60.2
U.S. GAAP/IFRS adjustments(ii)	45.7	21.1	63.9	(7.7)
IFRS rebased Adjusted EBITDA less P&E Additions	113.3	60.7	196.2	52.5
Rebase adjustments(i)	—	2.4	—	6.0
IFRS Adjusted EBITDA less P&E Additions	€113.3	€63.1	€196.2	€58.5
_______________

(i)Rebase adjustments relate to the disposal of certain entities at Telenet.
(ii)U.S. GAAP/IFRS differences primarily relate to (a) the treatment of sports and film broadcasting rights and (b) leases. Furthermore, the 2026 periods include the differing treatment of a VAT copyright dispute, which did not have an impact under IFRS.

Adjusted EBITDAaL

The following table provides a reconciliation of Telenet's U.S. GAAP Adjusted EBITDA to Adjusted EBITDAaL for the indicated periods.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	in millions

U.S. GAAP Adjusted EBITDA	€169.4	€163.3	€326.4	€311.5
Finance lease adjustments	0.3	0.1	0.3	0.1
U.S. GAAP Adjusted EBITDAaL	€169.7	€163.4	€326.7	€311.6

Adjusted FCF

The following table provides a reconciliation of Telenet's U.S. GAAP net cash provided by operating activities to IFRS Adjusted FCF for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions

U.S. GAAP:
Net cash provided by operating activities	€109.3	€132.6	€266.0	€242.0
Operating-related vendor financing additions	104.5	70.9	163.0	138.2
Cash capital expenditures, net	(65.7)	(130.0)	(189.8)	(229.6)
Principal payments on operating-related vendor financing	(89.0)	(79.5)	(163.6)	(161.5)
Principal payments on capital-related vendor financing	(42.8)	(18.5)	(50.0)	(27.3)
Principal payments on finance leases	(0.2)	(0.2)	(0.5)	(0.5)
U.S. GAAP Adjusted FCF	16.1	(24.7)	25.1	(38.7)

IFRS:
U.S. GAAP/IFRS adjustments	—	—	—	—
IFRS Adjusted FCF	€16.1	€(24.7)	€25.1	€(38.7)

Wyre

Adjusted EBITDA, Adjusted EBITDAaL, P&E Additions, Adjusted EBITDA less P&E Additions

The following table provides U.S. GAAP to IFRS reconciliations of Wyre's Adjusted EBITDA, Adjusted EBITDAaL, P&E Additions and Adjusted EBITDA less P&E Additions for the indicated periods.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	in millions

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	€121.7	€134.4	€253.6	€272.7
U.S. GAAP/IFRS adjustments(i)	1.0	0.5	1.5	1.1
IFRS Adjusted EBITDA	€122.7	€134.9	€255.1	€273.8

Adjusted EBITDAaL:
U.S. GAAP Adjusted EBITDAaL	€119.3	€134.1	€250.9	€272.1
U.S. GAAP/IFRS adjustments(i)	—	(0.1)	—	(0.1)
IFRS Adjusted EBITDAaL	€119.3	€134.0	€250.9	€272.0

P&E Additions:
U.S. GAAP P&E Additions	€186.5	€116.0	€351.2	€225.7
U.S. GAAP/IFRS adjustments(i)	5.3	0.9	8.1	1.7
IFRS P&E Additions	€191.8	€116.9	€359.3	€227.4

Adjusted EBITDA less P&E Additions:
U.S. GAAP Adjusted EBITDA less P&E Additions	€(64.8)	€18.4	€(97.6)	€47.0
U.S. GAAP/IFRS adjustments(i)	(4.3)	(0.4)	(6.6)	(0.6)
IFRS Adjusted EBITDA less P&E Additions	€(69.1)	€18.0	€(104.2)	€46.4
_______________

(i)U.S. GAAP/IFRS differences primarily relate to (a) the treatment of sports and film broadcasting rights and (b) leases.

Adjusted EBITDAaL

The following table provides a reconciliation of Wyre's U.S. GAAP Adjusted EBITDA to Adjusted EBITDAaL for the indicated periods.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	in millions

U.S. GAAP Adjusted EBITDA	€121.7	€134.4	€253.6	€272.7
Finance lease adjustments	(2.4)	(0.3)	(2.7)	(0.6)
U.S. GAAP Adjusted EBITDAaL	€119.3	€134.1	€250.9	€272.1

Adjusted FCF

The following table provides a reconciliation of Wyre's U.S. GAAP net cash provided by operating activities to IFRS Adjusted FCF for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions

U.S. GAAP:
Net cash provided by operating activities	€121.6	€123.1	€149.2	€187.5
Operating-related vendor financing additions	—	—	—	—
Cash capital expenditures, net	(173.8)	(101.0)	(314.4)	(186.4)
Principal payments on operating-related vendor financing	—	—	—	—
Principal payments on capital-related vendor financing	—	—	—	—
Principal payments on finance leases	—	—	—	—
U.S. GAAP Adjusted FCF	(52.2)	22.1	(165.2)	1.1

IFRS:
U.S. GAAP/IFRS adjustments	—	—	—	—
IFRS Adjusted FCF	€(52.2)	€22.1	€(165.2)	€1.1

VM Ireland

Adjusted FCF

The following table provides a reconciliation of VM Ireland's net cash provided by operating activities to Adjusted FCF for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions

Net cash provided by operating activities	€38.5	€40.7	€37.2	€52.1
Operating-related vendor financing additions	—	—	—	—
Cash capital expenditures, net	(39.4)	(54.1)	(79.3)	(93.3)
Principal payments on operating-related vendor financing	—	—	—	—
Principal payments on capital-related vendor financing	—	—	—	—
Principal payments on finance leases	—	—	—	—
Adjusted FCF	€(0.9)	€(13.4)	€(42.1)	€(41.2)

Liberty Global

Adjusted FCF

The following table provides a reconciliation of Liberty Global's net cash provided by operating activities to consolidated Adjusted FCF and Distributable Cash Flow for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions

Net cash provided by operating activities	$230.9	$149.2	$338.5	$278.4
Operating-related vendor financing additions	121.6	80.4	190.0	151.6
Cash capital expenditures, net	(347.9)	(319.3)	(745.5)	(562.6)
Principal payments on operating-related vendor financing	(103.5)	(90.2)	(191.5)	(176.6)
Principal payments on capital-related vendor financing	(49.6)	(20.4)	(57.5)	(30.4)
Principal payments on finance leases	(1.9)	(0.9)	(3.7)	(2.8)
Adjusted FCF	(150.4)	(201.2)	(469.7)	(342.4)
Other affiliate dividends	—	—	—	—
Distributable Cash Flow	$(150.4)	$(201.2)	$(469.7)	$(342.4)

Adjusted EBITDA, P&E Additions, Adjusted EBITDA less P&E Additions

A reconciliation of consolidated net earnings (loss) to consolidated Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions

Net earnings (loss)	$(357.8)	$(2,773.8)	$0.4	$(4,097.1)
Income tax expense (benefit)	22.8	0.9	198.2	(69.1)
Other income, net	(16.8)	(32.2)	(41.8)	(43.6)
Share of results of affiliates, net	289.9	264.6	311.6	412.6
Realized and unrealized gains due to changes in fair values of certain investments, net	(155.4)	(55.3)	(213.2)	(111.1)
Foreign currency transaction losses (gains), net	122.6	2,089.9	(307.6)	3,170.9
Realized and unrealized losses (gains) on derivative instruments, net	(18.2)	406.0	(150.4)	570.7
Interest expense	115.9	129.5	229.6	257.0
Operating income	3.0	29.6	26.8	90.3
Impairment, restructuring and other operating items, net	15.5	5.5	56.3	3.8
Depreciation and amortization	262.5	250.8	527.3	483.0
Share-based compensation expense	43.9	49.4	81.0	82.8
Consolidated Adjusted EBITDA	324.9	335.3	691.4	659.9
P&E Additions	(401.9)	(325.2)	(792.6)	(610.8)
Consolidated Adjusted EBITDA less P&E Additions	$(77.0)	$10.1	$(101.2)	$49.1

A reconciliation of Liberty Growth net loss to Adjusted EBITDA less P&E Additions is presented in the following table. Liberty Growth does not meet the reportable segment quantitative thresholds and is included in the "all other category" in the 10-Q.

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions

Net loss	$(59.5)	$(36.7)	$(99.3)	$(50.5)
Income tax benefit	(0.3)	(12.3)	(0.8)	(11.9)
Other expense (income), net	(1.3)	3.4	(1.3)	2.9
Share of results of affiliates, net	—	(0.1)	—	(0.1)
Foreign currency transaction losses, net	1.4	0.9	0.4	2.1
Realized and unrealized losses on derivative instruments, net	2.4	0.9	1.1	1.5
Interest expense	14.2	9.1	26.8	16.6
Operating loss	(43.1)	(34.8)	(73.1)	(39.4)
Impairment, restructuring and other operating items, net	1.5	4.9	18.9	8.9
Depreciation and amortization	13.0	15.2	26.0	25.3
Share-based compensation expense	2.9	1.5	4.5	2.3
Liberty Growth Adjusted EBITDA	(25.7)	(13.2)	(23.7)	(2.9)
P&E Additions	(32.4)	(7.5)	(84.3)	(9.9)
Liberty Growth Adjusted EBITDA less P&E Additions	$(58.1)	$(20.7)	$(108.0)	$(12.8)

A reconciliation of Liberty Corporate net earnings (loss) to Adjusted EBITDA less P&E Additions is presented in the following table. Liberty Corporate does not meet the reportable segment quantitative thresholds and is included in the "all other category" in the 10-Q.

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions

Net earnings (loss)	$(274.1)	$(2,700.5)	$88.7	$(4,106.6)
Income tax expense	11.8	5.8	159.4	6.6
Other income, net	(25.1)	(41.9)	(60.5)	(61.1)
Share of results of affiliates, net	292.2	264.5	315.9	412.0
Losses on debt extinguishment, net	—	0.9	—	0.9
Realized and unrealized gains due to changes in fair values of certain investments, net	(155.4)	(55.3)	(213.2)	(111.1)
Foreign currency transaction losses (gains), net	85.3	2,368.2	(399.8)	3,594.2
Realized and unrealized losses on derivative instruments, net	0.5	79.8	0.4	132.0
Interest expense	1.5	11.8	3.0	22.8
Operating loss	(63.3)	(66.7)	(106.1)	(110.3)
Impairment, restructuring and other operating items, net	3.4	(9.5)	4.4	(24.0)
Depreciation and amortization	8.2	15.6	17.8	32.1
Share-based compensation expense	33.7	39.8	63.6	66.9
Liberty Corporate Adjusted EBITDA	(18.0)	(20.8)	(20.3)	(35.3)
P&E Additions	(5.8)	(3.0)	(8.1)	(6.6)
Liberty Corporate Adjusted EBITDA less P&E Additions	$(23.8)	$(23.8)	$(28.4)	$(41.9)

Telenet Group

Adjusted EBITDA, P&E Additions, Adjusted EBITDA less P&E Additions, Adjusted EBITDAaL (in IFRS)

A reconciliation of Telenet Group net profit to IFRS Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions

Net profit	€29.0	€1.0	€64.6	€99.7
Income tax expense (benefit)	13.8	8.7	37.4	(54.9)
Loss on disposal of assets/liabilities related to a subsidiary or a joint venture	(2.3)	0.3	(2.3)	0.3
Remeasurement to fair value of pre-existing interest in an acquiree	—	1.3	—	1.3
Share of the result of equity accounted investees	(1.8)	0.4	(3.3)	1.1
Net finance expense	96.7	121.7	129.1	198.4
Depreciation, amortization, impairment and gain on disposal of assets	202.6	195.0	407.2	395.2
EBITDA	338.0	328.4	632.7	641.1
Share-based compensation expense	4.4	5.7	8.8	10.0
Impairment, restructuring and other operating items, net	(0.9)	2.5	16.8	3.1
Related-party fees and allocations	6.3	4.9	12.3	11.1
Telenet Group IFRS Adjusted EBITDA	347.8	341.5	670.6	665.3
P&E Additions	(303.6)	(260.4)	(578.6)	(560.4)
Telenet Group IFRS Adjusted EBITDA less P&E Additions	€44.2	€81.1	€92.0	€104.9

Telenet Group IFRS Adjusted EBITDA	€347.8	€341.5	€670.6	€665.3
Depreciation on assets under leases	(12.3)	(11.5)	(24.5)	(23.3)
Interest expense on leases	(7.8)	(7.9)	(15.7)	(15.9)
Telenet Group IFRS Adjusted EBITDAaL	€327.7	€322.1	€630.4	€626.1

Adjusted FCF

The following table provides a reconciliation of Telenet Group's net cash provided by operating activities to consolidated Adjusted FCF and Distributable Cash Flow for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	in millions

U.S. GAAP:
Net cash provided by operating activities	€230.4	€255.2	€414.6	€429.5
Operating-related vendor financing additions	104.5	70.9	163.0	138.2
Cash capital expenditures, net	(239.0)	(231.0)	(503.6)	(416.0)
Principal payments on operating-related vendor financing	(89.0)	(79.5)	(163.6)	(161.5)
Principal payments on capital-related vendor financing	(42.8)	(18.0)	(50.0)	(27.3)
Principal payments on finance leases	(0.2)	(0.2)	(0.5)	(0.5)
U.S. GAAP Adjusted FCF	(36.1)	(2.6)	(140.1)	(37.6)

IFRS:
U.S. GAAP/IFRS adjustments	—	—	—	—
IFRS Adjusted FCF	€(36.1)	€(2.6)	€(140.1)	€(37.6)